Exhibit 99

The Ryland Group, Inc.
News Release	www.ryland.com

FOR IMMEDIATE RELEASE	CONTACT:	Drew Mackintosh, Vice President,

Investor Relations

(818) 223-7548

Marya Barlow, Director,
		Communications	(818) 223-7591

Ryland Names Larry Nicholson President, Chief Operating Officer

CALABASAS, Calif. (September 30, 2008) – The Ryland Group, Inc. (NYSE: RYL), one of the nation’s largest homebuilders, today announced the promotion of Larry Nicholson to president, effective October 1.  Mr. Nicholson, who has served as the company’s chief operating officer since June 2007, will add responsibilities as president to his current role, reporting to R. Chad Dreier, Ryland’s chairman and chief executive officer.

Mr. Nicholson already manages Ryland’s homebuilding regions and divisions, including land acquisitions, marketing, purchasing and safety operations, and will partner with Mr. Dreier in determining long-term strategy, capital allocations, and other leadership and organizational decisions.

 “In just over a year as COO, Larry has made an enormous impact on Ryland’s operational efficiencies and in fostering a nimble response to the housing downturn,” said Mr. Dreier.  “This promotion acknowledges the outstanding work he’s done and his increasing role in leading the company through challenging times and into the future.”

Mr. Nicholson has more than 25 years of experience in the homebuilding industry.  He joined Ryland in 1996 as vice president of operations for the Southeast region and subsequently ran the Greenville, S.C., and Orlando divisions before being promoted to Southeast region president in 2004.  He assumed his position as executive vice president, chief operating officer in June of 2007.

Headquartered in Southern California, Ryland is one of the nation’s largest homebuilders and a leading mortgage-finance company.  Since its founding in 1967, Ryland has built more than 275,000 homes and financed more than 235,000 mortgages.  The Company currently operates in 17 states and 20 homebuilding divisions across the country and is listed on the New York Stock Exchange under the symbol “RYL.”  For more information, please visit www.ryland.com.

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